Registration No. 333-85368

Registration No. 333-84787

As filed with the Securities and Exchange Commission on August 22, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-85368)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-84787)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOMARIN PHARMACEUTICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0397820
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

770 Lindaro Street

San Rafael, CA 94901

(Address of principal executive offices) (Zip code)

1997 STOCK PLAN, AS AMENDED

1998 DIRECTOR OPTION PLAN

1998 EMPLOYEE STOCK PURCHASE PLAN

GLYKO BIOMEDICAL SHARE OPTION PLAN - 1994

(Full title of the plan)

G. Eric Davis

Executive Vice President, General Counsel

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California 94901

(415) 506-6700

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Jodie M. Bourdet

Siana E. Lowrey

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On August 9, 1999 and April 2, 2002, BioMarin Pharmaceutical Inc. (the “Registrant”) filed registration statements on Form S-8 (File Nos. 333-84787 and 333-85368) (together, the “Registration Statements”) registering 5,694,259 and 6,717,229 shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), respectively, for issuance pursuant to the Registrant’s 1997 Stock Plan, 1998 Director Option Plan, 1998 Employee Stock Purchase Plan and the Glyko Biomedical Share Option Plan – 1994 (collectively, the “Plans”). The Registrant is no longer issuing securities under the Plans. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such Shares registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on August 7, 2018.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ Daniel Spiegelman
Daniel Spiegelman
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jean-Jacques Bienaimé and Daniel Spiegelman, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statements and any and all amendments (including post-effective amendments) to the underlying registration statements on Form S-8 (File Nos. 333-85368 and 333-84787), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jean-Jacques Bienaimé Jean-Jacques Bienaimé	Chairman and Chief Executive Officer (Principal Executive Officer)	August 7, 2018

/s/ Daniel Spiegelman Daniel Spiegelman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 7, 2018

/s/ Brian R. Mueller Brian R. Mueller	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	August 21, 2018

/s/ Willard Dere, M.D. Willard Dere, M.D.	Director	August 7, 2018

/s/ Michael Grey Michael Grey	Director	August 7, 2018

/s/ Elaine J. Heron, Ph.D. Elaine J. Heron, Ph.D.	Director	August 7, 2018

/s/ Robert J. Hombach Robert J. Hombach	Director	August 7, 2018

V. Bryan Lawlis, Ph.D.	Director

/s/ Alan J. Lewis, Ph.D. Alan J. Lewis, Ph.D.	Director	August 7, 2018

/s/ Richard A. Meier Richard A. Meier	Lead Independent Director	August 7, 2018

/s/ David E.I Pyott, M.D. (Hon.) David E.I. Pyott, M.D. (Hon.)	Director	August 7, 2018

/s/ Dennis J. Slamon, M.D., Ph.D. Dennis J. Slamon, M.D., Ph.D.	Director	August 7, 2018